PRESS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:

                                                                                                                                           Reid French
                                                                                                                EVP, Corporate Development
                                                                                                                                     1.256.730.2602
                                                                                                                   reid.french@intergraph.com

Intergraph Reports First Quarter 2005 Results

First Quarter Financial Results Exceed Guidance; Company Announces Realignment of Organizational Structure, Streamlining Operations from Four to Two Divisions

HUNTSVILLE, Ala., April 27, 2005 -- Intergraph Corporation (NASDAQ: INGR), a leading global provider of Spatial Information Management (SIM) software, today announced financial results for its first quarter ended March 31, 2005.  The Company also announced that, consistent with its Strategic Plan, it is realigning its organizational structure and streamlining its global operations from four to two divisions - Process, Power & Marine and the newly formed Security, Government & Infrastructure.

Revenue for the quarter was $136.5 million, an increase of 3.2% from the $132.3 million reported in the first quarter of 2004.  Operating income for the quarter was $5.9 million, or 4.3% of revenue, compared to $7.6 million, or 5.7% of revenue, reported in the first quarter of 2004.  The Company reported restructuring charges of $1.7 million in the first quarter of 2005 and $0.8 million in the first quarter of 2004.  Operating income before restructuring (a non-GAAP measure) for the quarter was $7.6 million, or 5.6% of revenue, compared to $8.4 million, or 6.3% of revenue, reported in the first quarter of 2004.

Net income for the quarter was $81.9 million, or $2.40 per diluted share, compared to $135.6 million, or $3.58 per diluted share, in the first quarter of 2004.  Net income includes $81.0 million and $128.7 million of after-tax intellectual property income, net of all fees and expenses, in the first quarter of 2005 and 2004, respectively.

"We are very pleased with our first quarter financial results as we exceeded guidance for both revenue and operating income," said Halsey Wise, Intergraph President & CEO.  "Our financial results in the first quarter 2005 and calendar year 2004 validate the direction of our Strategic Plan and illustrate the operational progress we have made over the past year and a half to transform our Company.  I attribute our success to the people of Intergraph and their hard work and support of our mission."

(dollars in millions)
	Quarterly Results			Financial Guidance [a]

	Q1 2005	Q4 2004	Q1 2004	Q2 2005	FY 2005

Revenue	$136.5	$146.2	$132.3	$140 - $142	$570 - $580
Year-over-year growth	3.2%	1.1%	9.7%

Operating income - before restructuring [b]	$7.6	$9.8	$8.4	$7.5 - $8.5	$42.0 - $44.0
Operating margin - before restructuring [b]	5.6%	6.7%	6.3%

Restructuring charges	$1.7	-	$0.8	$1.5 - $2.0	$6.0 - $7.5

Operating income	$5.9	$9.8	$7.6	$5.5 - $7.0	$34.5 - $38.0
Operating margin	4.3%	6.7%	5.7%

Net income	$81.9	$7.3	$135.6
Earnings per share (EPS)	$2.40	$0.21	$3.58

[a] Forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."
[b] See "Non-GAAP Financial Measures."

"While I am pleased with our recent progress and first quarter results, we remain committed to achieving our operating margin goal of eight to twelve percent over time.  Accordingly, we must continue to transform our Company as established in our three phase 'NOW - NEXT - AFTER NEXT' program, while at the same time continuing to offer customers differentiated solutions," Mr. Wise added.  "We are working to build shareholder value by focusing on operational execution and delivering the full range of Intergraph's capabilities."

Fluctuations in the value of the U.S. dollar in international markets can have a significant impact on the Company's financial results.  The Company estimates for the quarter that the weakening of the U.S. dollar in its international markets, primarily in Europe, positively impacted revenue by approximately 2.2%, negatively impacted operating expenses by approximately 1.8%, and improved its quarterly net income by approximately $0.02 per diluted share in comparison to the first quarter of 2004.  The Company estimates that the weakening of the U.S. dollar in the first quarter of 2005 as compared with the fourth quarter of 2004 positively impacted revenue by approximately 0.6%, negatively impacted operating expenses by approximately 0.6%, and improved its quarterly net income by approximately $131,000.

Intergraph's overall effective tax rate for the quarter was 39.5%.  Income tax expense for the quarter included a $6.2 million, or $0.18 per diluted share, charge related to repatriation of approximately $31.5 million in foreign earnings under the American Jobs Creation Act of 2004.  Without this one-time charge, the Company's effective tax rate for the quarter would have been approximately 35%.  For the remainder of 2005, the Company projects an effective tax rate of approximately 35%.

Organizational Realignment
The Company also announced today that it is realigning its organizational structure and streamlining its global operations from four to two divisions - Process, Power & Marine (PP&M) and the newly formed Security, Government & Infrastructure (SG&I).  Intergraph's SG&I division will consist of core operations that previously existed in Intergraph Mapping and Geospatial Solutions, Intergraph Solutions Group and Intergraph Public Safety.  The organizational realignment is intended to: (1) improve the customer focus and responsiveness of the Company; (2) facilitate revenue growth by better leveraging the Company's full range of technology and services; (3) enhance the Company's development capabilities and ability to deliver innovative solutions to its target markets; and (4) reduce the overall cost structure of the Company.

"The organizational realignment will provide our Company with a stronger platform to drive future growth initiatives," Mr. Wise said.  "We believe our new organizational structure will allow us to build customer and shareholder value by more efficiently allocating people and resources to target specific markets where Intergraph has a clear, differentiated value proposition.  The realignment is the next step in the execution of our transformation effort outlined in our Strategic Plan."

The organizational realignment will include several changes to Intergraph's senior management team.  The Company has appointed Reid French, formerly Executive Vice President of Strategic Planning and Corporate Development, to the position of Chief Operating Officer of Intergraph Corporation.  Reporting to Mr. French, will be Gerhard Sallinger, President of Intergraph's Process, Power & Marine (PP&M) division and Preetha Pulusani, formerly President of Intergraph Mapping and Geospatial Solutions.  Ms. Pulusani has been appointed President of Intergraph's newly formed Security, Government & Infrastructure (SG&I) division.  Ben Eazzetta, formerly President of Intergraph Public Safety, will report to Ms. Pulusani and has been appointed to the position of Chief Operating Officer of Intergraph's SG&I division.

Intergraph's SG&I division will be comprised of five industry-focused business units, including Public Safety & Local Government, Federal Solutions, Military & Intelligence, Utilities & Communications, and Transportation & Commercial Photogrammetry.  In addition, the Company will be consolidating certain functions globally and across divisions, such as Human Resources, Marketing, Information Technology, and Finance & Accounting.

"Streamlining our business into two divisions is part of our effort to leverage more effectively our technology and to capitalize on the cross-selling opportunities that exist between our operations," Mr. Wise added.  "We believe our new organizational structure will enhance our responsiveness to customer and market demands and increase our ability to deliver innovative solutions to the industries we serve.  These efforts, while difficult and challenging, will better position our Company for future growth."

Intergraph expects the organizational realignment to be completed by the end of the second quarter of 2006.  The Company plans to report restructuring charges over this time period primarily due to eliminating redundant positions as part of the consolidation of divisions and functions.  The Company estimates that total restructuring charges for the organizational realignment will be in the range of $4.5 - $6.0 million, which are expected to generate expense savings on an annual basis of approximately $12.0 - $15.0 million.  The Company estimates that total restructuring charges for fiscal year 2005 will be in the range of $6.0 - $7.5 million, which includes the $1.7 million restructuring charge reported in the first quarter of 2005.

The Company has raised its guidance for 2005 operating income before restructuring (a non-GAAP measure) from $40.0 - $43.0 million to $42.0 - $44.0 million due to reduced expenses derived from the organizational realignment.  The Company does not expect to realize the full benefits of the annual expense savings in 2005 due to the phased approach of the organizational realignment over the next five quarters.  The Company has lowered its guidance for 2005 operating income from $38.0 - $41.5 million to $34.5 - $38.0 million due to the restructuring charges that it now expects to report over the remainder of the year.  Intergraph expects to begin reporting financial results by its two divisions, PP&M and SG&I, in the second quarter of 2005.

First Quarter Business Highlights
- Intergraph repurchased 5.4 million shares for approximately $150 million via an Accelerated Stock Buyback (ASB) on March 22, 2005.  The Company has repurchased more than 25 million shares for approximately $635 million since 2001, reducing its total shares outstanding by more than 40%.

- In January 2005, Intergraph resolved all pending patent litigation by entering into a global settlement with Hewlett-Packard Company (HP).  Per the terms of the settlement, HP tendered a payment of $141.1 million and each company granted a cross-license to each others' patent portfolio.

- Intergraph Mapping and Geospatial Solutions (IMGS) deployed its geospatial data management solution for the Hungarian Border Guard Command and Control System (BOGCOS).  The new geospatial intelligence system protects 10 million people by supporting control operations along the national boundary of Hungary.

- IMGS installed an enterprise Web mapping system at San Ramon Valley, CA Fire Protection District (SRVFPD).  The new Web-based system links the department's Computer Aided Dispatch (CAD) system, Records Management System (RMS) and geospatial databases.  Geospatial data from the new system will be linked into emergency response units via onboard mobile data computers.

- Process, Power & Marine (PP&M) executed a three-year contract with Bechtel for global use of PP&M's suite of enterprise software applications, signed a global agreement with Sinopec (China's largest chemical and oil & gas company), and announced a new IntelliShip customer, Korea's Daewoo, one of the top three shipyards in the world.

- Daratech Inc., an independent market research and technology assessment firm based in Cambridge, MA, announced that Intergraph leads the global plant creation and shipbuilding software markets with a 2004 revenue-based market share of 30%.  In addition, Daratech announced that Intergraph also led the worldwide overall plant creation market for the 12th consecutive year with a 2004 revenue-based market share of 31%.

- Intergraph Solutions Group (ISG), in-line with our Force Protection and Homeland Security strategy, was selected by Fort Jackson as a key partner on a team led by General Dynamics.  The project includes the implementation of Intergraph's Incident Command software and an Enhanced 911 System that will be implemented in the newly built Public Safety Center.

- ISG, in partnership with Naval Air Systems Command (NAVAIR), opened the Logistics Information Technology and Maintenance Integration Solutions (LITMIS) Laboratory.  The LITMIS Laboratory is capable of emulating near real life conditions encountered in warfighter performance and improves weapon system readiness support through timely software and process delivery.

- Intergraph Public Safety (IPS) generated first quarter orders of $11.9 millionand increased backlog to $40.8 million.  IPS orders in the first quarter included Raleigh-Durham Airport, Lauderdale County, Alabama, Geneva, Switzerland, Gentofte Fire Brigade, which represents the first IPS sale into Denmark, and follow-on orders from the German Border Guards.

Business Unit Performance
The Company believes that providing the operating performance of each of its four business units is useful to investors.  The following table summarizes the financial results of the business units for the first quarter ended March 31, 2005.

(dollars in millions)	Quarter Ended March 31, 2005

					Corporate &	Total
	IMGS	PP&M	ISG	IPS	Eliminations	Intergraph

Revenue	$49.3	$38.7	$31.5	$18.4	($1.5)	$136.5
Year-over-year growth	(1.6%)	17.2%	(5.3%)	6.7%		3.2%

Operating income - before restructuring [a]	$1.7	$6.3	$2.9	$2.4	($5.7)	$7.6
Operating margin - before restructuring [a]	3.3%	16.4%	9.2%	13.2%		5.6%

Restructuring charges	$1.0	-	-	-	$0.7	$1.7

Operating income	$0.6	$6.3	$2.9	$2.4	($6.4)	$5.9
Operating margin	1.3%	16.4%	9.2%	13.2%		4.3%

[a] See "Non-GAAP Financial Measures."

Intergraph Mapping and Geospatial Solutions (IMGS):

(dollars in millions)
	Quarterly Results			Ending

	Q1 2005	Q4 2004	Q1 2004	Backlog

Revenue	$49.3	$55.3	$50.2	$56.6
Year-over-year growth	(1.6%)	(5.4%)	7.5%

Operating income - before restructuring	$1.7	$2.5	$2.6
Operating margin - before restructuring	3.3%	4.5%	5.2%

Restructuring charges	$1.0	-	-

Operating income	$0.6	$2.5	$2.6
Operating margin	1.3%	4.5%	5.2%

IMGS revenue for the quarter was $49.3 million, a decrease of 1.6% from the first quarter of the prior year and a sequential decrease of 10.8% from the fourth quarter of 2004.  The revenue decrease from the first quarter of 2004 was primarily due to the completion of a large map production contract in 2004 and a large international mapping order in the prior year, partially offset by an increase in product and maintenance revenue.  Revenue in the first quarter declined from the fourth quarter of 2004 due to customer spending cycles.  Operating income for the quarter was $0.6 million, or 1.3% of revenue, compared to operating income of $2.6 million, or 5.2% of revenue, in the first quarter of the prior year and operating income of $2.5 million, or 4.5% of revenue, in the fourth quarter of 2004.  The operating income declines in both the year-over-year and sequential quarter comparisons were primarily the result of the restructuring charge and lower revenue for the quarter.  Higher gross margins and lower operating expenses for the quarter partially offset the revenue decline from the fourth quarter of 2004.  IMGS backlog declined $12.0 million to $56.6 million during the first quarter.  Backlog is expected to increase in the second quarter due to international orders that closed in April and are scheduled to be shipped in the second and third quarter of 2005.

Process, Power & Marine (PP&M):

(dollars in millions)
	Quarterly Results

	Q1 2005	Q4 2004	Q1 2004

Revenue	$38.7	$43.5	$33.0
Year-over-year growth	17.2%	25.3%	8.3%

Operating income - before restructuring	$6.3	$9.9	$3.5
Operating margin - before restructuring	16.4%	22.6%	10.6%

Restructuring charges	-	-	$0.8

Operating income	$6.3	$9.9	$2.7
Operating margin	16.4%	22.6%	8.1%

PP&M revenue for the quarter was $38.7 million, an increase of 17.2% from the first quarter of the prior year and a decrease of 11.1% from the fourth quarter of 2004.  The revenue increase from the first quarter of 2004 was primarily the result of growth in global accounts, several new customer wins and continued growth in maintenance revenue.  The sequential revenue decline was typical as the fourth quarter is normally the strongest quarter for PP&M.  In addition, revenue of $2.6 million was recognized in the fourth quarter of 2004 due to the delivery of SmartPlant 3D Version 5.0.  Operating income for the quarter was $6.3 million, or 16.4% of revenue, compared to $2.7 million, or 8.1% of revenue, in the first quarter of the prior year and $9.9 million, or 22.6% of revenue, in the fourth quarter of 2004.  The year-over-year operating income increase was primarily due to higher software revenue producing higher gross margins, partially offset by higher operating expenses.  The operating income decrease from the fourth quarter of 2004 was primarily due to lower revenue in the first quarter.

Intergraph Solutions Group (ISG):

(dollars in millions)
	Quarterly Results			Ending

	Q1 2005	Q4 2004	Q1 2004	Backlog

Revenue	$31.5	$30.8	$33.3	$65.2
Year-over-year growth	(5.3%)	(16.1%)	5.4%

Operating income	$2.9	$2.0	$4.5
Operating margin	9.2%	6.3%	13.6%

ISG revenue for the quarter was $31.5 million, a decrease of 5.3% from the first quarter of the prior year and an increase of 2.4% from the fourth quarter of 2004.  The revenue decrease from the first quarter of 2004 was primarily the result of reduced third-party product revenue, the planned reduction in legacy hardware maintenance, and services completed for a large U.S. Air Force contract.  The sequential revenue increase was primarily due to an increase in labor utilization and third-party product revenue.  Operating income for the quarter was $2.9 million, or 9.2% of revenue, compared to $4.5 million, or 13.6% of revenue, in the first quarter of the prior year and $2.0 million, or 6.3% of revenue, in the fourth quarter of 2004.  The year-over-year operating income decrease was primarily due to the revenue decline as military contracts were completed.  The operating income increase from the fourth quarter of 2004 was primarily the result of the revenue increase and improved gross margins due to improved labor utilization.  ISG backlog increased $4.4 million to $65.2 million during the first quarter due to increased orders from the U.S. Department of Defense.

Intergraph Public Safety (IPS):

(dollars in millions)
	Quarterly Results			Ending

	Q1 2005	Q4 2004	Q1 2004	Backlog

Revenue	$18.4	$18.5	$17.2	$40.8
Year-over-year growth	6.7%	6.2%	1.8%

Operating income	$2.4	$2.2	$2.1
Operating margin	13.2%	12.1%	12.3%

IPS revenue for the quarter was $18.4 million, an increase of 6.7% from the first quarter of the prior year and a slight decline from the fourth quarter of 2004.  The revenue increase from the first quarter of 2004 was primarily due to the growth in maintenance revenue from the increase in the installed customer base.  Operating income was $2.4 million, or 13.2% of revenue, compared to $2.1 million, or 12.3% of revenue, in the first quarter of the prior year and $2.2 million, or 12.1% of revenue, in the fourth quarter of 2004.  The year-over-year operating income increase was primarily due to higher maintenance revenue and slightly higher gross margins, partially offset by higher operating expenses.  The operating income increase from the fourth quarter of 2004 was primarily a result of higher gross margins from Video Analyst system sales and higher utilization of implementation and support personnel, partially offset by higher operating expenses.  Orders for the quarter were $11.9 million, compared to $13.6 million in the first quarter of the prior year and $13.7 million in the fourth quarter of 2004.  Orders in the first quarter included Raleigh-Durham Airport, Lauderdale County, Alabama, Geneva, Switzerland, Gentofte Fire Brigade, which represented the first IPS sale in Denmark, and additional orders from the German Border Guards.  Backlog increased $1.3 million to $40.8 million during the first quarter.

Intellectual Property

The Company possesses an intellectual property (IP) portfolio, which it protects through licensing and litigation.  All income and expenses associated with the IP portfolio, including legal expenses, are classified and reported in the Other Income (Expense), net section of the income statement.  In the first quarter of 2005, Intergraph reported $127.8 million of pre-tax intellectual property income, net of fees and expenses.

In January 2005, Intergraph and HP entered into a global settlement of all pending patent litigation.  Per the terms of the settlement, HP tendered a payment of $141.1 million and each company granted a cross-license to each others' patent portfolio.  The HP settlement resolved all pending patent litigation of the Company.

Non-GAAP Financial Measures

To supplement our financial statements, which are prepared on a GAAP basis, Intergraph reports operating income before restructuring charges.  The Company believes this non-GAAP financial measure provides investors and management with additional information to evaluate the Company's past financial results and ongoing operational performance.  The Company believes this non-GAAP financial measure facilitates making period-to-period comparisons and is an indication of its operating performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP.

Conference Call and Webcast

Intergraph will provide an online, real-time Webcast and rebroadcast of its first quarter conference call to be held Thursday, April 28, 2005, at 11:00 a.m. EST.  The live broadcast will be available online at www.intergraph.com/investors.  Listeners will be asked to pre-register and should plan to visit the Website a few minutes before the broadcast begins.  The replay will be available shortly after the conference call ends and will remain available online until April 28, 2006.  In addition, the replay can be heard by telephone any time before the close of business on May 28, 2005 by calling 1-866-489-2878 and referring to the reservation number 5486854.

About Intergraph

Intergraph is a leading global provider of Spatial Information Management (SIM) software.  Governments and businesses in over 60 countries around the world rely on our spatial technology and services to support better and faster operational decisions.  Our commitment to the customers and markets we serve, history of innovation and proven solutions span 35 years.  Intergraph's stock trades on the NASDAQ stock market under the symbol INGR and the Company can be found on the Web at www.intergraph.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, the business outlook of Intergraph Corporation (the "Company"), financial guidance, including any projections about revenues, operating income levels, margins, market conditions, and the Company's organizational realignment, and their anticipated impact on the Company and its vertical business segments or divisions; expectations regarding Intergraph's intellectual property; expectations regarding future results and cash flows; settlement costs associated with the Company's Accelerated Stock Buybacks; information regarding the development, timing of introduction, and performance of new products; the Company's ability to win new orders and any statements of the plans, strategies, expectations and objectives of management for future operations. These forward-looking statements are subject to known and unknown risks and uncertainties (some of which are beyond the Company's control) that could cause actual results to differ materially and adversely from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to attract or retain key personnel; potential adverse outcomes or rulings in our effort to protect our intellectual property, or other potential litigation or patent enforcement efforts; the ability, timing, and costs (including the calculation of success and other fees) to enforce and protect the Company's intellectual property rights; potential adverse outcomes in our efforts to improve our operating performance (including uncertainties with respect to the timing and magnitude of any expected improvements); potential adverse outcomes or consequences associated with the Company's organizational realignment; material changes with respect to our business, litigation, or the securities markets (including the market for Intergraph common stock and any adjustments relating to the Accelerated Stock Buybacks); risks associated with doing business internationally (including foreign currency fluctuations); worldwide political and economic conditions and changes; increased competition; rapid technological change; unanticipated changes in customer requirements; the ability to access the technology necessary to compete in the markets served; risks associated with various ongoing litigation proceedings; and other risks detailed in our press releases or in our annual, quarterly, or other filings with the Securities and Exchange Commission.

Intergraph, the Intergraph logo, and IntelliShip are registered trademarks of Intergraph Corporation.  Other brands and product names are trademarks of their respective owners.

Intergraph Corporation
Consolidated Balance Sheets (Unaudited)
(amounts in thousands)

	March 31,	December 31,
	2005	2004

Assets:
Cash and short-term investments	$281,781	$292,435
Accounts receivable, net	143,131	155,160
Inventories, net	24,165	22,253
Other current assets	59,119	84,050

Total Current Assets	508,196	553,898

Investments in affiliates	10,003	9,499
Capitalized software development costs, net	25,283	26,201
Other assets, net	10,830	10,314
Property, plant and equipment, net	50,118	50,628

Total Assets	$604,430	$650,540

Liabilities and Shareholders' Equity:
Trade accounts payable	$14,930	$20,915
Accrued compensation	32,424	40,142
Other accrued expenses	35,825	42,495
Billings in excess of sales	52,604	58,263
Income taxes payable	73,344	22,680
Current portion of long-term debt	319	314

Total Current Liabilities	209,446	184,809

Long-term debt	766	874
Deferred income taxes and other noncurrent liabilities	15,269	15,595

Total Shareholders' Equity	378,949	449,262

Total Liabilities and Shareholders' Equity	$604,430	$650,540

Intergraph Corporation
Consolidated Statements of Operations (Unaudited)
(amounts in thousands, except per share data)
	Quarter Ended March 31,

	2005	2004

Revenue:
Systems	$69,010	$69,735
Maintenance	36,500	33,001
Services	30,978	29,549

Total Revenue	136,488	132,285

Cost of Revenue:
Systems	33,071	34,338
Maintenance	10,962	10,478
Services	22,803	21,027

Total Cost of Revenue	66,836	65,843

Gross Profit	69,652	66,442
Operating Expenses:
Product development	14,999	14,564
Sales and marketing	30,376	26,038
General and administrative	16,686	17,461
Restructuring charges	1,694	826

Total Operating Expenses	63,755	58,889

Operating Income	5,897	7,553
Other Income (Expense):
Intellectual property income (expense), net	127,840	203,060
Gains on sales of assets	-	-
Interest income	1,973	881
Other income (expense), net	(200)	1,072

Total Other Income (Expense)	129,613	205,013

Income (Loss) Before Taxes	135,510	212,566

Income Tax Benefit (Expense)	(53,580)	(77,000)

Net Income	$81,930	$135,566

Earnings Per Share:
Basic	$2.50	$3.74
Diluted	$2.40	$3.58
Weighted Average Shares Outstanding:
Basic	32,807	36,268
Diluted	34,202	37,843

Systems Orders	$69,900	$73,000
Services Orders	34,400	43,300

Total Systems and Services Orders	$104,300	$116,300